                                                                   EXHIBIT 10.14

                           MEMORANDUM OF UNDERSTANDING


     This Memorandum of Understanding is entered into this 16 March 2001 (the "Effective Date"), between QLogic Corporation, with its principal place of business at 26600 Laguna Hills Drive, Aliso Viejo, California 92656 ("QLogic") and Inrange Technologies Corporation, with its principal place of business at 100 Mt. Holly By-Pass, Lumberton, NJ 08048 ("Inrange").

                                    RECITALS

     A. QLogic has technical and business expertise in the area of fibre channel ASIC development (collectively referred to as "F/C ASIC"), the development of fibre channel input/output and switching modules and associated firmware and in the marketing and support of products to the OEM channel and to its other channel partners.

     B. Inrange has technical and business expertise in the development of "director" class switch systems, including power, packaging, back-plane, management software and associated firmware, the "RAS" functionality (reliability, availability and serviceability) required of "director" class products, and in the marketing and support of products to networking equipment resellers, IT systems integrators and end-users.

     C. The parties, for their mutual benefit, will work with each other to design, manufacture, sell and service fibre channel directors generally in accordance with the following terms:

I.   CERTAIN DEFINITIONS

1. "Fibre Channel Director" means a fibre channel switch system designed with the RAS functionality required of "director" class products, and that contains firmware, software, a graphical user interface management system, and various hardware components.

2.   "Director" means a 1Gb or 2Gb Inrange FC/9000 Fibre Channel Director.

3. "Components" means the various hardware components that make up the 1Gb or 2Gb Director, excluding the QLogic F/C ASICs. "Components" in the 1Gb Director include the FCM, FIO and FSW/FWI printed circuit boards ("blades"), power supplies, chassis, cabinet, back-plane, GBICs and other components. "Components" in the 2Gb Director include S-16 Blades, or as applicable, the FWI blade, power supplies, chassis, cabinet, back-plane, GBICs and other components.

4. "FCM blade" means a printed circuit board in a Director that functions principally to control the operation of the Director and allow an operator to monitor and manage the operation of the Director.



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5.   "FIO blade" means a printed circuit board in a Director that functions principally to receive and transmit fibre channel frames.

6. "FSW blade" means a printed circuit board in a Director that functions principally to switch fibre channel frames.

7.   "FWI blade" means an [         ]* blade for use initially in [        ]*
     Directors

8.   "S-4 Chip" means QLogic's proprietary 1Gb F/C ASIC.

9.   "S-16 Chip " means QLogic's proprietary 2Gb F/C ASIC.

10. "Fibre Channel Port Adapter" or "FCPA" means Inrange's 4 port Ficon/FC port adapter card containing one or more S-4 Chips.

11. "S-4 Blade" means any FIO, FSW or FCPA blade that incorporates one or more S-4 Chips.

12. "S-16 Blade" means any FIO or FSW blade that incorporates one or more S-16 Chips.

13.  "1Gb Director" means a Director that uses one or more of S-4 Blades.

14. "2Gb Director" means the next generation Director that will use one or more of QLogic's S-16 Blades and will be designed and built as set forth below.

15. "Products" means Directors, Components and other products, designated by the parties from time to time, that are designed, manufactured, distributed and sold pursuant to the parties' collaborative efforts.

16. "OEM" means the entities (to be identified by QLogic) that purchase the Products for resale under the OEM's name. The term "OEM" does not include
     [                   ]*.

17. "OEM Directors" means any Director purchased by QLogic from Inrange for resale to an OEM.

18.  "EOL" means a Product's end-of-life program.



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*  Omitted pursuant to an application for confidential treatment.


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II.  1GB DIRECTOR

     A. Manufacturing; Pricing and Other Terms

19. The 1Gb Director will be manufactured by Inrange, or a contract manufacturer chosen by Inrange and reasonably acceptable to QLogic.

20. QLogic (or QLogic's approved distributors) will supply Inrange's requirements for S-4 Chips through the EOL for the 1Gb Director, and as necessary thereafter to enable Inrange to provide service or spares to its customers.

21. Inrange will purchase its requirements of S-4 Chips from QLogic or QLogic's authorized distributors. The price to Inrange for S-4 Chips will not exceed the price currently charged Inrange by its S-4 Chip supplier, LSI, or the price charged to other QLogic customers purchasing S-4 Chips to its other customers purchasing the Components in substantially the same volumes and under similar terms of purchase. If QLogic's price to Inrange for the S-4 Chips, at any time, exceeds the current price charged Inrange by LSI, Inrange will have the option, at its sole discretion to continue to purchase the S-4 Chips from QLogic, or to purchase the S-4 Chips from LSI, or LSI's authorized distributors.

22. QLogic will not be restricted from selling the S-4 Chips to any other customer.

23. QLogic will purchase the 1GB Director from Inrange at mutually agreed pricing and terms. QLogic will re-sell the 1GB Director only to its OEM customers. QLogic will refer to Inrange all other customers for the 1Gb Director.

     B. Intellectual Property Rights

24. The IP rights and licenses of the parties, with respect to the 1Gb Director, the 1Gb Components and the S-4 Chip, and the extended credit and addressing facility "XCAF" will be as set forth in the attached Appendix A.

25. Inrange will have a non-exclusive, non-transferable, license to use the S-4 Chip, in the 1Gb Director in accordance with this Agreement; the license will extend after termination or expiration of this Agreement as the parties may agree to enable Inrange to provide service or spares to its customers.

26. The parties agree to terminate the existing source code escrow agreements and execute new escrow agreements containing mutually agreed terms.



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     C. Royalties

        (i) Royalty and Product Development Payments for 1Gb Director in 2001

27.  Inrange will pay royalties to QLogic on all Sales by Inrange of S-4 Blades
     (other than Sales to [   ]*). The term "Sales" means any revenue bearing
     transfer by Inrange of the S-4 Blades, either separately or incorporated
     into a Product, other than through a sale to [    ]*.

28.  [                            ]*.

29.  Royalties will accrue on the date of the Sale by Inrange.

30.  The royalty rates for the S-4 Blades are as follows;

                       [
                        -----------                      -----------


               -----------    -----------         -----------    -----------





                                                                      ]*

31.  The royalty due to QLogic[                                          ]* is
     computed on a calendar quarter basis ("Quarter") per the following formula:

     [(i)

     (ii)

     (iii)                                                       ]*

32. In addition to royalties, Inrange will pay QLogic a quarterly Product Development Charge ("P/D Charge") based on QLogic's achievement of the quarterly milestones ("Deliverables") as set forth below. QLogic will use its best commercial efforts to complete the Deliverables as set forth below, in accordance with the schedule set forth in the applicable FRD, and the P/D Charges will not be earned or payable unless and until the Deliverables are met. The Deliverables commence January 2001, and the first P/D Charge payment in connection therewith accrues at the end of 1Q/2001.

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*  Omitted pursuant to an application for confidential treatment.


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                                                         P/D Payment
               Quarter             Deliverables            ($000's)
               -------             ------------          -----------


[











                                                           ---------
                                                                   ]*

33. QLogic will design and deliver the [ ]* Deliverables described above in accordance with mutually-agreed specifications as set forth in the Functional Requirements Document ("FRD") applicable to the development of this Firmware attached and incorporated by reference as Appendix B. QLogic will own all of the Deliverables described in paragraph 32. Inrange will have a perpetual, world-wide, non-exclusive, non-transferable, fully paid-up, royalty free right and license to these Deliverables for use on the Boards and Inrange Products as defined in Appendix A.

34. Inrange will pay QLogic each Quarter, commencing at the end of Q1/2001, the greater of the Actual Payment for the Quarter and the applicable Minimum Quarterly Payment.

     (i) "Actual Payment" in any Quarter means the Actual Royalty together with the applicable P/D Charge.

     (ii) "Minimum Quarterly Payment" in any Quarter means the Minimum Quarterly Royalty together with the applicable P/D Charge as follows:









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*  Omitted pursuant to an application for confidential treatment.




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[






              --------      --------      --------      --------    ----------


                                                                             ]*

35. Pursuant to section 3.2 of the Technology License Agreement Inrange and Ancor Communications, Inc. on 24 September 1998 (the "TLA"), Inrange pre-paid certain royalties, and in exchange therefore received a discount
     to be applied against future royalties [      ]*. The parties agree to
     cancel any remaining unused portion of this discount.

     (ii) Royalty and Product Development Payments for 1Gb Director beyond 2001

36.  The minimum payment payable from Inrange to QLogic in 2002 (the "2002
     Minimum Payment") is [      ]*. The 2002 Minimum Payment will be achieved
     through a combination of (a) 1Gb Royalty and Product Development payments, using a methodology similar to that employed in 2001 to achieve the 2001 Minimum Payment; (b) supplemented by P/D Charges allocable to the further development of S-16 Blades; and, (c) other mutually agreed revenue sources,
     [                               ]*. The mix of product royalty, 1Gb and 2Gb
     P/D Charges and other revenue sources, and the timing and amount of the 2002 Minimum Payments, will be determined by 10/15/01, based on the future Director delivery schedules and sales forecasts. The mix of the products and payment methodology is not material as long as the 2002 Minimum Payment is achieved.

     The 2002 Minimum Payment is based on Inrange achieving [      ]* in 2002
     Director revenue. Both parties recognize that, due to market uncertainties, and uncertainties in new product introductions and Component deliverables, the actual Inrange Director revenue may be lower than planned. If Director
     revenue falls below the current [      ]*, the 2002 Minimum Payment will be
     adjusted to 20% of the projected Inrange Director revenue for 2002. If the
     2002 Minimum Payment falls below [        ]*, the parties agree that the
     deliverables required in any then outstanding FRD documents may be reviewed and adjustments made to features and schedules required by the applicable FRDs to reflect then current market conditions.

37. All royalties and P/D Charges will paid in U.S. Dollars, on a quarterly basis, within thirty (30) days of the end of each Quarter.



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*  Omitted pursuant to an application for confidential treatment.


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38.  Payments will be accompanied by a report which includes the following information and details pertaining to Sales of S-4 Blades:

     (i)   Serial Numbers and configurations (blades) of 1Gb Directors Sold to
           [   ]*

     (ii)  Serial Numbers and configurations (blades) of 1Gb Directors Sold to
           [     ]*

     (iii) Reconciliation to Revenue Reported.

39. Inrange will keep adequate records of its Sales for a period of five years after the last Sale of 1Gb Directors or S-4 Blades. Inrange will provide such documentation (including source documents) and information as QLogic may reasonably require to substantiate the Sales by Inrange and the royalties due to QLogic.

40. QLogic may, at its expense, and upon reasonable prior written notice, audit Inrange records to verify the accuracy of payments made by Inrange to QLogic. Inrange will receive a copy of the audit report. If the audit determines that Inrange owes QLogic payments in excess of ten percent of the audit cost, Inrange will bear a proportionate share of the cost of the audit in addition to payment of any amounts the audit determines as due to QLogic. Audits will not be conducted more than once in any consecutive twelve month period. Upon Inrange request, the audit will be performed by a mutually agreed third party auditor.

III. 2GB DIRECTOR

     A.  Development.
         -----------

41. Each party will appoint one member of its management to act as the Project Director for development of the 2Gb Director.

42.  The parties will develop new blades for the 2Gb Director as follows:

     (i)  QLogic will design [                      ]*, in accordance with
         mutually-agreed specifications as set forth in the Functional Requirements Document ("FRD") applicable to the development of these blades attached and incorporated by reference as Appendix C. Each of these 2Gb blades to be developed will contain S-16 Chips. QLogic will work with Inrange to add software and hardware interfaces to add
         functionality directly to the 2Gb [     ]* blades. QLogic will own the
         design of the [      ]*, subject to Inrange's perpetual, world-wide,
         non-exclusive, non-transferable, and fully paid-up, royalty free right and license to the design for the Inrange Products incorporating QLogic technology.

     (ii) Inrange will develop the [      ]* for the 2Gb Director, and the [
                       ]* for the 1Gb and 2Gb Directors. Inrange will own the
          design of the [            ]*, exclusive of the QLogic software,
          firmware and other technology embedded therein.


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*  Omitted pursuant to an application for confidential treatment.

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43.  The parties will from time to time establish, through mutually agreed FRDs, a schedule of products to be developed, including [
                           ]*, pricing, design completion dates and prototype
     delivery dates for the [          ]* and other mutually agreed upon
     deliverables. The parties will review the FRDs quarterly and more frequently as they deem necessary. Each FRD will be a supplement to this Agreement. The parties will jointly provide the resources necessary to accomplish the product development set forth in an agreed FRD in accordance with the applicable schedule.

44.  Inrange will provide QLogic with such technical information pertinent to
     physical connectivity and functionality requirements for the [      ]* as
     QLogic may reasonably require in designing 2Gb [        ]* blades for the
     2Gb Director.

45.  QLogic will provide Inrange with such technical information pertinent to
     the S-16 Chip and the [         ]* as Inrange may reasonably require in
     designing [                ]*, and the 2Gb Director. Such information
     includes: [




                                                                 ]*.

46. Each party will bear its own costs in the collaboration and development of the 2Gb Director, and each party will retain all ownership interest in its technical information disclosed to the other under this Agreement.

47.  QLogic will also license Inrange to use these S-16 Chip and [         ]*
     specifications and designs and, to the extent that Inrange uses the S-16
     Chip in the [       ]*, QLogic will provide the firmware object (binary)
     code. If a mutually agreed FRD to develop the FWI requires that Inrange be provided with S-16 Chip source code, QLogic will license the source code to Inrange pursuant to a separate software license containing commercially reasonable and mutually acceptable terms. In any event, Inrange will
     receive the licenses necessary to develop the [        ]* blades and to do
     further development of the [       ]* as required to improve, maintain and
     upgrade the 2Gb Director.

48. The QLogic license will extend beyond termination or expiration of this Agreement as the parties may agree to enable Inrange to provide service or spares to its customers.

49. The parties agree that, in developing Products, they will adhere to industry standards and assure interoperability. Each party may, at its expense, pursue its own interoperability testing provided that (a) it shares test plans and results, (b) accepts and supports the certifications of the other party, (c) any third party certifications


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*  Omitted pursuant to an application for confidential treatment.


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

     from industry firms (i.e. Medusa, UNH, etc.) or alliance partners will be applicable to both parties for use in their sales, marketing and support efforts of Products.

     B.  Manufacturing

50. The 2 Gb Director will be manufactured by Inrange, or a contract manufacturer chosen by Inrange and reasonably acceptable to QLogic.

51. QLogic will supply Inrange's requirements of S-16 Blades for the 2Gb Director. The S-16 Blades will be manufactured by QLogic, or a contract manufacturer chosen by QLogic. Inrange will be entitled to manufacture the FWI blade, or have it manufactured by a contract manufacturer reasonably acceptable to QLogic.

     C.  Pricing of [                      ]*

52.  QLogic's prices for the [    ]* will be provided in the pricing Appendix D,
     [
                                                                 ]*.

53.  [



                                                                        ]*

54.  Inrange will provide, on QLogic's request, such information concerning its
     shipments of the 2Gb Directors and Components to the [       ]* as QLogic
     may reasonably require.QLogic may audit Inrange's records, as provided in
     paragraph 40, to verify sales [     ]* of 2Gb Directors and [      ]*.

55.  Inrange will keep adequate records relating to its sales to the [    ]*
     Market for a period of five years after the last sale of 2Gb Directors and Components.

56.  [                                                 ]*



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*  Omitted pursuant to an application for confidential treatment.


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     D.  Intellectual Property Rights

57.  QLogic retains all of the IP rights in its S-16 Chip, [      ]* and
     improvements thereto developed by it, regardless of which party pays NRE
     for their development. QLogic agrees that it will sell the [   ]* developed
     under this Agreement for incorporation into the 2Gb Director only to
     Inrange. QLogic may sell [    ]* separately only to OEMs as spares or
     upgrades.

58. QLogic will not be restricted from selling the S-16 Chip, or blades incorporating the S-16 Chip, to its other customers, including other manufacturers of Fibre Channel Directors or switches; provided that QLogic agrees that the prices charged to Inrange for S-16 Chips, or blades incorporating S-16 Chips, will be no higher than those charged by QLogic to its other customers purchasing the S-16 Chips, or blades incorporating S-16 Chips, for similar Director-class applications, in the same volumes and under similar terms of purchase.

59. Inrange retains all of the IP rights in its 2Gb Director and Components developed by it[ ]* and improvements thereto developed by it, irrespective of which party pays the NRE associated with their development.

IV.  CERTAIN AGREEMENTS APPLICABLE TO ALL PRODUCTS

     A.  Product Sales

60. QLogic will sell the Directors to OEMs exclusively, and market the Products to its Channel Partners.

61.  Inrange will sell the Directors to everyone other than OEMs.

62. QLogic may purchase 2Gb Directors (other than 2Gb Directors containing [ ]*) from Inrange for resale to OEMs, at [
          ]*. The price to QLogic for all 2Gb Directors containing the [      ]*
     will be mutually agreed.

63. QLogic may purchase Components from Inrange to supply OEMs at Inrange's fully burdened cost (inclusive of contract manufacturer margins, if applicable) for the Components plus a fixed fee to be negotiated by the parties. The parties agree that the prices charged to QLogic for such Components will be no higher than those charged by Inrange to its other customers purchasing the Components in the same volumes and under similar terms of purchase.

64. QLogic will be responsible for the warranty and warranty service to OEMs. Inrange will provide QLogic with its standard warranty.

65. QLogic will bear the commission cost for its sales team in respect of OEM sales.


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*  Omitted pursuant to an application for confidential treatment.


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66.  Inrange will bear the commission cost for its sales team in respect of its sales of the Products.

67. QLogic will market, and solicit sales of, the Products to its usual and customary resellers, distributors and systems integrators ("Channel Partners"), but Inrange will fill any Channel Partner orders for the Products (each a "referral sale").

68.  [



                           ]*

69. All Directors, other than those sold to OEMs that have requested their own badging, will contain the Inrange logo. The parties will agree on an appropriate QLogic logo to affix to all of the Directors, indicating that the Directors incorporate QLogic ASICs or blades, as the case may be. The QLogic logo will be visible on the outside front of the Directors, directly beside or directly below the Inrange logo and no less than 50% of the size of the Inrange logo.

70. Both the QLogic and Inrange sales teams will receive full quota commission for sales of directors to QLogic's Channel Partners. Each party will bear the commission cost for its respective sales team.

71. Except as otherwise provided herein, each party will independently determine the sales price of the Products.

     B.  NRE's

72. QLogic may request modifications to the Products from time to time to address perceived opportunities for the OEM market.

73. Inrange will respond to the QLogic request in a timely manner and provide QLogic with (a) an estimate of the NRE charges associated with the proposal, (b) a schedule of the time required to implement the design change and commence manufacture of Products incorporating the modification and (c) an estimate of the cost impact the modification will have on the Product.

74. QLogic (or its OEM customer) will pay for mutually agreed NRE charges associated with any QLogic-approved modification to the OEM Products.

75. Inrange may also request QLogic make modifications to the Products from time to time to address perceived opportunities for the Products.



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*  Omitted pursuant to an application for confidential treatment.


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76.  QLogic will respond to the Inrange request in a timely manner and provide
     Inrange with (a) an estimate of the NRE charges associated with the proposal, (b) a schedule of the time required to implement the design change and commence manufacture of the blades incorporating the modification and (c) an estimate of the cost impact the modification will have on the Product.

77. Inrange will pay for mutually agreed NRE charges associated with any Inrange approved modifications to the blades or the Products.

78. The party who pays for the NRE associated with the development of any improvements to the other party's IP, receives a perpetual, world-wide, non-exclusive, non-transferable, fully paid-up, royalty free right and license to the improvements covered by that NRE.

     C. Product Service

79. Inrange will offer product service, professional services and systems engineering (`SE") support for the Products and will be QLogic's preferred product service provider for those QLogic Channel Partners and OEM's that request a third party service provider.

80. With certain Channel Partner and OEM accounts, the parties recognize that QLogic may prefer to be the primary product service and support provider, in which case, Inrange will offer to provide QLogic with product service and support, as a subcontractor, on its standard service terms.

81. Inrange agrees to provide levels of services (LOS) equal to or better than the service Inrange provides to its largest end user customer. Inrange agrees to negotiate the minimum commitments for response time, spare parts, replacement times, management escalation process etc. with QLogic. Each party will, at mutually agreed times provide to the other information regarding the "field" status of Products, including actual field failure rates, number of problems reported, time to close and such other information as the parties may deem pertinent.

82. QLogic will be paid a reasonable and customary commission (to be negotiated) on service contracts it procures for Inrange in connection with sales of the Products to the QLogic sales channel, but no commission will be paid to QLogic in connection with a service contract in which QLogic is providing primary support and subcontracting the service thereafter to Inrange, as provided in paragraph 80. The amount of the commission payments paid by Inrange will be no less than the service commissions that Inrange offers to its other service partners.

83. Each party will promptly notify the other of any actual or potential design or manufacturing related defect in the Products.



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

84. The parties will explore whether Inrange can or should offer service and support for QLogic's HBAs and Edge Switches.

     D.  Marketing

85. The parties will work together on a host of collaborative marketing initiatives, including trade shows, press releases, advertising campaigns, brochures and collateral materials to promote the Products, each other and the benefits of this collaborative arrangement.

86. The parties will, to the extent permitted by law, present a unified "front" to the analyst community and marketplace generally with respect to the Director so that Product shipments, Product certifications, customer-install base, and market share statistics, are consistently reported regardless of the Director branding.

87. Inrange will be responsible for integrating/certifying Directors for other than OEM markets and QLogic will provide reasonable assistance. The parties will work together for integrating and certifying Directors for OEM markets and for certifying interoperability of the Directors with other QLogic-branded products.

88. The parties will work together to keep each other properly informed and support each other, for example by encouraging customers to consider the other's branded products, by jointly using "cross-reference accounts", and by keeping each other informed in advance of press releases relating to joint products, features and plans.

     E.  Miscellaneous Terms; Termination

89.  The term of this agreement will continue through the EOL of the Products.

90. Either party may terminate this Agreement for default if the other fails to correct breach of this Agreement within a reasonable time after receipt of written notice of default. Upon termination for default, all right of the breaching party to use the technology of the other party will cease; except as necessary to enable the each party to continue to provide its customers with services or spares. Each party agrees to provide the other with such licenses as are reasonably necessary to fulfill service and support obligations to customers. This obligation shall survive any termination or expiration of this Memorandum of Understanding

91. The parties may execute separate agreements which authorize Inrange to sell the QLogic HBA's and 2Gb edge switches and such other equipment and products as the parties may agree.

92.  All appendices and schedules are incorporated by reference.



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93.  Inrange and QLogic will execute appropriate proprietary information non-disclosure agreements to protect proprietary information exchanged or disclosed under this agreement.

94. This Memorandum of Understanding modifies, amends, or supersedes, as applicable: (a) the Technology License Agreement executed by Inrange and Ancor Communications, Inc. on 24 September 1998, including all amendments thereto ("TLA"), and (b) the Reseller Agreement executed by Inrange and Ancor Communications Inc. on 29 October 1999 including all amendments thereto (the "Reseller Agreement"), to the extent each is inconsistent with this Memorandum of Understanding.

95. The parties will use their best efforts to prepare, within 90 days from the date hereof, such amendments to this Memorandum of Understanding and such supplemental agreements as the parties deem appropriate to further the understandings set forth herein, and terminate the TLA and the Reseller Agreement. Failure of the parties to reach agreement on these amendments and supplemental agreements will not affect the enforceability of this Memorandum of Understanding.

96. California law, without regard to its choice of law provisions, will govern this Memorandum of Understanding, amendments thereto and any supplemental agreements.

     IN WITNESS WHEREOF, the parties have signed this Memorandum of Understanding as of the 16 March, 2001.


QLOGIC CORPORATION                         INRANGE TECHNOLOGIES CORPORATION

By:  /s/ Mark Edwards                      By:  /s/ Gregory R. Grodhaus
    -------------------------------           ------------------------------

Name:    Mark Edwards                      Name:    Gregory R. Grodhaus
      -----------------------------              ---------------------------

Title:   SR. V.P.                          Title:   President and CEO
      -----------------------------              ---------------------------












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